Exhibit 99.1

10/27/14

CorMedix Receives Approval from FDA to Initiate a Clinical Trial for Neutrolin in the US

BRIDGEWATER, N.J., October 24, 2014 -- CorMedix Inc. (NYSE MKT: CRMD) is pleased to announce today that the United States Food and Drug Administration (FDA) has reviewed its Investigational New Drug application (IND) for Neutrolin® which was submitted September 24, 2014, and determined that the IND is not subject to a clinical hold, and that a pivotal clinical study can be initiated in the United States. CorMedix is a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases.

The IND includes a pivotal Phase 3 protocol for Neutrolin® in hemodialysis patients with a central venous catheter.  The Phase 3 clinical trial will be a multi-center, randomized, controlled study conducted in the U.S. and Europe. Dr. Michael Allon, Professor, Department of Medicine, Division of Nephrology, University of Alabama, Birmingham will be the Study Chair of the Neutrolin Phase 3 program.

Randy Milby, CEO of CorMedix would like to thank all the members of the regulatory team, and the scientific advisors who helped prepare the IND, and wishes to express the company's appreciation to the FDA for its continued guidance in this important regulatory milestone for CorMedix.

Dr. Antony Pfaffle, Chief Scientific Officer at CorMedix stated, "The approval to initiate our pivotal clinical trial is an exciting development that we hope will lead to the availability of Neutrolin® for patients in the United States with central venous catheters. Neutrolin® is being developed to help prevent catheter-related infections and thrombosis. The active anti-infective ingredient in Neutrolin® is taurolidine, which has efficacy against both common and resistant forms of bacteria and fungi. Use of taurolidine has not been associated with the development of microbial resistance in humans.”

CorMedix is currently developing an additional Phase 3 protocol to support the use of Neutrolin® to prevent catheter related infections for oncology patients receiving total parenteral nutrition.

About CorMedix Inc.

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product in Europe is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients, in addition to oncology patients, critical care patients including neonates, and patients receiving total parenteral nutrition, IV hydration, and/or IV medications.  Please see the company's website at www.cormedix.com for additional information. Plans are in progress to expand commercial distribution into the United States, Asia, the Middle East, South America and Africa upon appropriate regulatory approval.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the cost, timing and results of  the planned Phase 3 trial for Neutrolin in the U.S.; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in countries other than Europe; the risks associated with the launch of Neutrolin® in new  markets; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's ability to maintain its listing on the NYSE MKT; protecting the intellectual property developed by or licensed to CorMedix; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; and CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

 Contact:

Randy Milby, Chief Executive Officer

Email: rmilby@cormedix.com

Tel: 908-517-9489